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                                   EXHIBIT 5.1

                       [Garvey Schubert Barer letterhead]

SCOLR, Inc.
8340 - 154th Avenue NE
Redmond, Washington 98052-3864

October 3, 2003

Ladies and Gentlemen:

We have examined the registration statement on Form S-2, as amended, originally filed by SCOLR, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission on August 13, 2003, including the first amendment thereto filed on or about October 3, 2003 (altogether, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 9,450,660 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock") to be sold by certain stockholders listed in the Registration Statement. As the Company's counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Bylaws of the Company amended to date, resolutions of the Company's Board of Directors and such other documents and corporate records relating to the Company, and the issuance and sale of the Company's Common Stock as we have deemed appropriate. The opinion expressed herein is based exclusively on the applicable provisions of the General Corporation Law of the State of Delaware as in effect on the date hereof.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic and the authenticity of all such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company. In addition, we have assumed that the certificates representing the Shares will be duly executed and delivered.

Upon the basis of such examination, we advise you that in our opinion:

(i) 2,920,831 shares of Common Stock outstanding on the date hereof that are being registered for resale by the stockholders have been duly and validly authorized and legally issued and are fully paid and non-assessable; (ii) 1,482,270 shares of Common Stock issuable upon the exercise of the warrants, when issued in accordance with the terms of the warrants, will be duly and validly authorized, legally issued, fully paid and non-assessable; and (iii) 5,047,559 shares of Common Stock issuable upon the conversion of the notes, when issued in accordance with the

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terms of the notes, will be duly and validly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

/s/ GARVEY SCHUBERT BARER